Community Bank Shares of Indiana, Inc.

News Release

Contact:
Paul Chrisco, CFO
(812) 981-7375

FOR IMMEDIATE RELEASE

Community Bank Shares of Indiana, Inc. reports 2nd quarter earnings

     NEW ALBANY,  Ind. (July 24, 2002) - Community Bank Shares of Indiana,  Inc.
reported net income for the three  months  ended June 30, 2002,  of $256,000 (or
$0.10 per diluted share) compared with $849,000 (or $0.34 per diluted share) for the same period last year. Net income for the six months ended June 30, 2002 was
$974 ,000 as compared to $1,683,000 for the same period last year. The Company's total assets grew to $455.0  million as of June 30, 2002 from $429.6  million at
December  31, 2001,  an increase of 5.9%.  The growth in total assets was driven primarily  by an increase in deposits due to  increased  focus on the  Company's retail  delivery  channels.  The Company  expects that net income for the second half of 2002 will continue to be depressed due to increased  operating  expenses and a lower net interest margin.
     Second quarter  results were  adversely  affected by increases in provision for loan losses and operating expenses and a lower net interest margin resulting from the rapid decline in interest rates during 2001.  Provision for loan losses for the second quarter of 2002 increased $548,000 from the same period last year because of an increase in the level of estimated  loss  exposure  from  troubled loans.  The Company believes that the allowance for loan losses is sufficient to absorb  credit  losses  inherent  in the loan  portfolio.  Non-interest  expense increased  $390,000 from the second  quarter of 2001 to the same quarter in 2002 due to infrastructure investments in personnel, technology, and facilities. "The
Company   continues  to  focus  on  improving  its  operational   processes  and
technological  infrastructure  to provide our  customers  the very best possible service.  It will take time for revenue growth to catch up with our increases in non-interest expense, but we believe that these investments have helped us build a stable  operating  platform  from which we can increase  profitability  in the coming years. Some of the initiatives that we have recently  implemented include online  banking and  electronic  bill  payment,  the  combination  of two of our subsidiary  banks,  a new proof and check imaging  system,  implementation  of a customer service call center, and a change in data processors for our Bardstown,
Kentucky  subsidiary,  Community  Bank of  Kentucky,"  said  James  D.  Rickard,
President and Chief Executive Officer. Various tax strategies implemented during the first  quarter  of 2002  resulted  in the lower  effective  tax rate.  While partially offset by an increase in interest-earning  assets, net interest income for the three months ended June 30, 2002 decreased $247,000 from the same period last year primarily  because of a decrease in net interest margin as a result of the dramatic decline in interest rates over the last twelve months.
     "We will  continue  to improve our level of  customer  service,  which will drive growth in both our commercial and retail banking  operations,"  said James
Rickard.  "We have demonstrated  success in both areas by increasing the rate at which we open new checking accounts.  We appreciate the continued support of all of our  stakeholders  and continue to focus on providing value to all members of the Community Bank Shares family: our customers,  stockholders,  employees,  and communities."
     Community  Bank  Shares of  Indiana,  Inc.  is the  parent  company  of two full-service  banking  subsidiaries-Community  Bank of  Southern  Indiana in New
Albany,  Indiana,  and Community  Bank of Kentucky in Bardstown,  Kentucky.  The
Company is traded on the Nasdaq under the symbol CBIN.
     Statements  in  this  press  release   relating  to  the  Company's  plans,
objectives,  or future  performance are  forward-looking  statements  within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are based on management's current expectations.  The Company's actual strategies and  results in future  periods  may  differ  materially  from  those  currently expected due to various risks and  uncertainties,  including  those discussed in the Company's 2001 Form 10-K and subsequent  10-Qs filed with the Securities and
Exchange Commission.

                          [TABULAR INFORMATION FOLLOWS]

CONSOLIDATED CONDENSED
BALANCE SHEETS
(Unaudited)
                                                 June 30,        December 31,       June 30,
                                                   2002              2001             2001
                                                   ----              ----             ----
                                                            (In thousands)
ASSETS
Cash and due from banks                          $  13,650         $  8,442          $  7,956
Interest bearing deposits in
       other financial institutions                 20,020            2,657            10,182
Investment securities                               87,217           99,101           101,654
Loans receivable, net                              299,351          295,431           277,513
Premises and equipment                              11,405           11,216            10,842
Other assets                                        23,404           12,769            12,075
                                         -----------------------------------------------------
Total Assets                                     $ 455,047        $ 429,616         $ 420,222
                                         =====================================================
LIABILITIES
Deposits                                         $ 296,140        $ 255,892         $ 266,295
Borrowed funds                                     112,806          128,075           110,104
Other liabilities                                    2,858            3,284             1,379
                                         -----------------------------------------------------
Total Liabilities                                  411,804          387,251           377,778
                                         -----------------------------------------------------

STOCKHOLDERS' EQUITY

Stockholders' equity                                43,243           42,365            42,444
                                         -----------------------------------------------------
Total Liabilities and
       Stockholders' Equity                      $ 455,047        $ 429,616         $ 420,222
                                         =====================================================

CONSOLIDATED CONDENSED
STATEMENTS OF INCOME
 (Unaudited)
                                                    Three Months Ended                 Six Months Ended
                                                         June 30,                          June 30,
                                                   2002             2001              2002             2001
                                                   ----             ----              ----             ----
                                                         (In Thousands Except Per Share Data)
Interest income                                  $  6,344         $   7,513        $  12,690        $  15,241
Interest expense                                    3,500             4,422            6,872            9,082
                                         ---------------------------------------------------------------------
Net interest income                                 2,844             3,091            5,818            6,159
Provision for loan losses                             692               144              830              351
Non-interest income                                   808               615            1,452            1,176
Non-interest expense                                2,692             2,302            5,180            4,412
                                         ---------------------------------------------------------------------
Income before income taxes                            268             1,260            1,260            2,572
Income tax expense                                     12               411              286              889
                                         ---------------------------------------------------------------------
Net income                                       $    256          $    849         $    974        $   1,683
                                         =====================================================================
Basic earnings per share                         $   0.10          $   0.34        $    0.40         $   0.67
Diluted earnings per share                       $   0.10          $   0.34        $    0.39         $   0.67
                                         =====================================================================